UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2025

AQUA METALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37515	47-1169572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5370 Kietzke Lane, Suite 201 Reno, Nevada 89511
(Address of principal executive offices)(Zip Code)

(775) 446-4418
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock: Par value $0.001	AQMS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On October 15, 2025, Aqua Metals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to issue and sell to such investor (a) in a registered direct offering, (A) 205,213 shares (the “Common Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, at an offering price of $11.34 per share, and (B) 928,581 pre-funded warrants (the “Pre-Funded Warrants”) in lieu of the Common Shares, at an offering price of $11.339 (such registered direct offering, the “Offering”), and (b) in a concurrent private placement, common stock purchase warrants (the “Private Placement Warrants”), at an offering price of $0.125 per warrant, exercisable for an aggregate of up to 1,133,794 shares of Common Stock, at an exercise price of $11.34 per share for aggregate gross proceeds of approximately $13 million. The Offering is expected to close on October 16, 2025, subject to customary closing conditions.

The Pre-Funded Warrants are immediately exercisable and may be exercised at a nominal consideration of $0.001 per share of Common Stock at any time until all of the Pre-Funded Warrants are exercised in full.

The Private Placement Warrants will be exercisable upon issuance and expire on the fifth anniversary of the issuance date of the Private Placement Warrants. Once issued, the Private Placement Warrants may be exercised, in certain circumstances, on a cashless basis pursuant to the formula contained in the Private Placement Warrants. The Private Placement Warrants and the Pre-Funded Warrants contain ownership limitations pursuant to which a holder does not have the right to exercise any portion of their warrants if it would result in the holder (together with its affiliates) beneficially owning more than 4.99% (or, upon election by the holder prior to the issuance of any warrants, 9.99%) of the Company’s outstanding Common Stock.

In consideration for The Benchmark Company, LLC serving as the placement agent of the Offering (the “Placement Agent”), the Company paid the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds of the Offering and reimbursed the Placement Agent for certain expenses and legal fees.

The Common Shares and the Pre-Funded Warrants were offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-267780) that was declared effective by the Securities and Exchange Commission on October 19, 2022.

The Company received gross proceeds of approximately $13 million from the Offering, before deducting Offering expenses payable by the Company, including the Placement Agent’s commissions and fees. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The Securities Purchase Agreement and forms of the Pre-Funded Warrant and Private Placement Warrant are filed as exhibits to this Current Report on Form 8-K (this “Form 8-K”) and are incorporated by reference herein.

On October 15, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 3.02          Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Form 8-K with respect to the Private Placement Warrants and underlying shares of Common Stock to be issued pursuant to the Purchase Agreement is incorporated herein by reference. The Private Placement Warrants were offered and sold, and the underlying shares of Common Stock will be offered and sold, pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth at Section 4(a)(2) of the Securities Act.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Pre-Funded Common Stock Purchase Warrant
4.2	Form of Common Stock Purchase Warrant
5.1	Legal Opinion of Greenberg Traurig, LLP
10.1	Securities Purchase Agreement
99.1	Press release dated October 15, 2025 announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: October 15, 2025	/s/ Stephen Cotton
Stephen Cotton
President and Chief Executive Officer